Exhibit 99.1

RXi Pharmaceuticals Announces Closing of $11.5 Million

Underwritten Public Offering and Full Exercise of Over-allotment Option

MARLBOROUGH, Mass., December 21, 2016/PRNewswire/ – RXi Pharmaceuticals Corporation (NASDAQ: RXII), a clinical-stage company developing innovative therapeutics that address significant unmet medical needs, today announced the closing of its underwritten public offering of securities for gross proceeds of $11.5 million, which includes the full exercise of the underwriters’ over-allotment option to purchase additional shares and warrants.

Participants in this financing included healthcare-focused institutional investors, high net worth individuals, the Company’s Chief Executive Officer, Geert Cauwenbergh, Dr. Med. Sc. and Chief Development Officer Pamela Pavco, Ph.D. Other participants included OPKO Health, Inc. (NASDAQ: OPK), an existing investor of RXi, and Timothy Barberich, co-founder of MirImmune, Inc. and former CEO and Chairman of Sepracor, Inc.

The Company issued 2,131,111 Class A Units, priced at a public offering price of $0.90 per unit, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $0.90 per share, and 8,082 Class B Units, priced at a public offering price of $1,000 per unit, with each unit consisting of 1,111.11 five-year warrants to purchase one share of common stock at an exercise price of $0.90 per share and one share of Series B Convertible Preferred Stock, which is convertible into 1,111.11 shares of common stock. The warrants issued in connection with the transaction are listed on NASDAQ and will trade under the ticker symbol RXIIW.

In total, RXi issued 2,131,111 shares of common stock, 8,082 shares of Series B Convertible Preferred Stock convertible into 8,980,000 shares of common stock and warrants to purchase 11,111,111 shares of common stock. Additionally, the underwriters have exercised their over-allotment option to purchase 1,666,666 additional shares of common stock and warrants to purchase up to an additional 1,666,666 shares of common stock at the public offering price per share and warrant less the underwriting discounts and commissions.

The net proceeds of the offering are estimated to be approximately $10.4 million, after deducting underwriting discounts and commissions and estimated offering expenses. RXi plans to use the net proceeds to support the company’s clinical trials, to support general corporate purposes and general and administrative expenses and, if the option agreement with MirImmune, Inc. is exercised, to support the potential acquisition of MirImmune and the development of its pipeline.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT-LTS) acted as the sole bookrunner for the offering, and Griffin Securities, Inc. acted as co-manager.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-214199), which was declared effective by the Securities and Exchange Commission (SEC) on December 15, 2016. A final prospectus related to the offering was filed with the SEC on December 16, 2016. Copies of the final prospectus, when available, may be obtained at the SEC’s website at www.sec.gov, or by contacting Ladenburg Thalmann & Co. Inc., 570 Lexington Avenue, 11th Floor, New York, New York 10022 or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a clinical-stage company developing innovative therapeutics that address significant unmet medical needs. Building on the pioneering discovery of RNAi, the Company’s discovery and clinical development programs are based on its proprietary self-delivering RNAi (sd-rxRNA®) platform and Samcyprone™, a small molecule topical immunomodulator. Current clinical development programs include RXI-109, an sd-rxRNA, for the treatment of dermal and ocular scarring, and Samcyprone™ for the treatment of such disorders as warts, alopecia areata, non-malignant skin tumors and cutaneous metastases of melanoma. RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for multiple product and business development opportunities across a broad spectrum of therapeutic areas. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the offering. These forward-looking statements involve significant risks, uncertainties and assumptions, including the risk that the offering does not close and/or that the Company decides not to exercise its option to acquire MirImmune, Inc. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com